CENTIGRAM
                               COMMUNICATIONS
                                 CORPORATION


                           AMENDED AND RESTATED
                             LOAN AGREEMENT
                               (UNSECURED)


        TABLE OF CONTENTS
        Page

1.      DEFINITIONS AND CONSTRUCTION      1
        1.1     Definitions       1
        1.2     Accounting Terms          8

2.      LOAN AND TERMS OF PAYMENT         8
        2.1     Advances          8
        2.2     Overadvances     12
        2.3     Interest Rates, Payments, and Calculations       12
        2.4     Crediting Payments       13
        2.5     Fees     13
        2.6     Additional Costs         13
        2.7     Conversion/Continuation of Advances      14
        2.8     Additional Requirements/Provisions Regarding LIBOR
Rate Advances.   15
        2.9     Term     16

3.      CONDITIONS OF LOANS      17
        3.1     Conditions Precedent to Initial Advance  17
        3.2     Conditions Precedent to all Advances     17

4.      REPRESENTATIONS AND WARRANTIES   17
        4.1     Due Organization and Qualification       17
        4.2     Due Authorization; No Conflict   17
        4.3     No Prior Encumbrances    18
        4.4     Name; Location of Chief Executive Office         18
        4.5     Litigation       18
        4.6     No Material Adverse Change in Financial Statements       18
        4.7     Solvency         18
        4.8     Regulatory Compliance    18
        4.9     Environmental Condition  18
        4.10    Taxes    19
        4.11    Subsidiaries     19
        4.12    Government Consents      19
        4.13    Full Disclosure  19

5.      AFFIRMATIVE COVENANTS    19
        5.1     Good Standing    19
        5.2     Government Compliance    19
        5.3     Financial Statements, Reports, Certificates      19
        5.4     Inventory; Returns       20
        5.5     Taxes    20
        5.6     Insurance        20
        5.7     Principal Depository     20
        5.8     Quick Ratio      20
        5.9     Debt-Tangible Net Worth Ratio    20
        5.10    Tangible Net Worth       20
        5.11    Out-of-Debt      20
        5.12    Further Assurances       21

6.      NEGATIVE COVENANTS       21
        6.1     Dispositions     21
        6.2     Change in Business       21
        6.3     Mergers or Acquisitions  21
        6.4     Indebtedness     21
        6.5     Encumbrances     21
        6.6     Distributions    21
        6.7     Investments      22
        6.8     Transactions with Affiliates     22
        6.9     Subordinated Debt        22
        6.10    Compliance       22

7.      EVENTS OF DEFAULT        22
        7.1     Payment Default  22
        7.2     Covenant Default         22
        7.3     Material Adverse Change  23
        7.4     Attachment       23
        7.5     Insolvency       23
        7.6     Other Agreements         23
        7.7     Subordinated Debt        23
        7.8     Judgments        23
        7.9     Misrepresentations       23

8.      BANK'S RIGHTS AND REMEDIES       23
        8.1     Rights and Remedies      23
        8.2     Bank Expenses    24
        8.3     Remedies Cumulative      24
        8.4     Demand; Protest  24

9.      NOTICES  24

10.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER       25

11.     INTERCREDITOR PROVISIONS         25
        11.1    Proportionate Interests  25
        11.2    Designation of Service Agent     26
        11.3    No Agency        26
        11.4    No Reliance      26

12.     GENERAL PROVISIONS       26
        12.1    Successors and Assigns   26
        12.2    Indemnification  26
        12.3    Time of Essence  26
        12.4    Severability of Provisions       26
        12.5    Amendments in Writing, Integration       26
        12.6    Effect of Amendment and Restatement      27
        12.7    Counterparts     27
        12.8    Survival         27
        12.9    Confidentiality  27


        This AMENDED AND RESTATED LOAN AGREEMENT is entered into as of April 30, 1997 by and among SILICON VALLEY BANK ("SVB") as Servicing Agent and a Bank and BANK OF HAWAII ("BofH;" SVB and BofH are referred to individually herein as a "Bank," and collectively as the "Banks") and CENTIGRAM COMMUNICATIONS CORPORATION, a Delaware corporation ("Borrower"). SVB will act as Agent for the Banks pursuant to the terms of the Master Agreement between SVB and BofH dated as of August 30, 1996.

        RECITALS

        A. Borrower and Bank are parties to that certain Credit Agreement dated as of March 28, 1994 (the "Credit Agreement"), that certain Foreign Exchange Letter Agreement dated as of April 1, 1994 (the "F/X Letter") and a Note dated March 28, 1994 by Borrower to Bank (the "Note") (the Credit Agreement, the F/X Letter and the Note, each as amended by Loan Modification Agreements dated March 1, 1995, April 21, 1995, September 12, 1995, February 16, 1996, and May 1, 1996,
respectively and as may have been further amended, the "Original Loan
Documents").

        B. Borrower and Bank wish to amend and restate the terms of the Original Loan Documents as stated herein. This Agreement sets forth the terms on which Bank will loan money to Borrower and Borrower will repay the amounts owing to Bank.


        AGREEMENT

        The parties agree as follows:


        1.      DEFINITIONS AND CONSTRUCTION1.  DEFINITIONS AND
CONSTRUCTION

                1.1 Definitions1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                        "Advance" or "Advances" means a cash advance or cash advances under the Revolving Facility.

                        "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                        "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and each Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought.

                        "Borrower's Books" means all of Borrower's books and records relating to its property.

                        "Business Day" means a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the States of California or Hawaii or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Banks customarily participate.

                        "Cash Management Services" has the meaning set forth in Section 2.1.3.

                        "Closing Date" means the date of this Agreement.

                        "Code" means the California Uniform Commercial Code.

                        "Committed Line" means Twenty Million Dollars ($20,000,000).

                        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                        "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, excluding all outstanding Advances made under
Section 2.1 hereof, but including all other Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

                        "Daily Balance" means the amount of the Obligations owed at the end of a given day.

                        "Equipment" means machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments.

                        "Equivalent Amount" means the equivalent in United States Dollars of an Optional Currency, calculated at the spot rate for the purchase of such Optional Currency by BofH.

                        "Exchange Contracts" means the foreign exchange contracts entered into pursuant to Section 2.1.2.

                        "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                        "GAAP" means generally accepted accounting principles as in effect from time to time.

                        "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

                        "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United
States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, extension generally with all or substantially all creditors, or proceedings seeking general reorganization, arrangement, or other relief.

                        "Interest Period" means for each LIBOR Rate Advance, a period of approximately one, three or six months as Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate
Advance shall be determined in accordance with the practices, of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Maturity Date.

                        "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

                        "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                        "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                        "Issuing Bank" means the Bank issuing a Letter of Credit pursuant to Section 2.1.1. SVB shall be the Issuing Bank, except that BofH shall be the Issuing Bank if (i) SVB is unable to issue a Letter of Credit or (ii) a Letter of Credit issued by SVB would require confirmation by another bank under circumstances in which a Letter of Credit issued by BofH would not require confirmation.

                        "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Advance, the rate of interest per annum determined by SVB to be the per annum rate of interest at which deposits in United States
Dollars are offered to SVB in the London interbank market in which SVB customarily participates at 11:00 A.M. (local time in such interbank market) three (3) Business Days before the first day of such Interest
Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

                        "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

                        "LIBOR Rate Advance" means an Advance bearing interest at a rate equal to the LIBOR Rate plus one and one-half percent (1 1/2%) and made pursuant to Section 2.1.

                        "Lien" means any mortgage, lien, deed of trust, security interest or other encumbrance.

                        "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Banks in connection with this Agreement, all as amended or extended from time to time.

                        "Material Adverse Effect" means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower, taken as a whole, to repay the Obligations.

                        "Maturity Date" means the date immediately preceding the first anniversary of the Closing Date.

                        "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to the Banks by Borrower pursuant to this Agreement, whether absolute or contingent, due or to become due (including any interest accruing after the commencement of an Insolvency Proceeding and any interest that would have accrued but for the commencement of an Insolvency Proceeding), now existing or hereafter arising.

                        "Original Loan Documents" has the meaning set forth in the recital paragraph above.

                        "Percentage Share" means, as to each Bank, the percentage calculated in accordance with Section 11.1 hereof.

                        "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to either Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and such Bank.

                        "Permitted Indebtedness" means:

                        (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                        (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

                        (c) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary cause of business;

                        (d)     Subordinated Debt;

                        (e) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

                        (f)     Indebtedness secured by Permitted Liens;

                        (g) Capital leases or indebtedness incurred solely to purchase equipment which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition; and

                        (h) Extensions, refinancings, modifications, amendments and restatements of any of items of Permitted Indebtedness
(a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

                        "Permitted Investment" means:

                        (a) Investments existing on the Closing Date disclosed in the Schedule; and

                        (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy (any such amendment thereto) has been approved by Bank;

                        (c) Investments consisting of the endorsement of negotiable instrument for deposit or collection or similar transaction in the ordinary course of business;

                        (d) Investments accepted in connection with Transfers permitted by Section 5.1;

                        (e) Investments (whether consisting of the purchase or securities, loans, capital contribution, or otherwise) of Subsidiaries in or to other Subsidiaries or in Borrower;

                        (f) Investments consisting of (i) compensation of employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

                        (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

                        (h) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

                        (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;
provided that this paragraph (i) shall not apply to Investments by Borrower in any Subsidiary;

                        (j) Investments constituting acquisitions permitted under Section 7.3;

                        (k) Deposit accounts of Borrower in which Banks have a Lien prior to any other Lien; and

                        (l) Investments made in accordance with Borrower's investment policy, as reviewed by Banks and approved from time to time by Borrower's board of directors.

                        "Permitted Liens" means the following:

                        (a) Any Liens existing on the Closing Date and disclosed in the Schedule;

                        (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

                        (c) Liens (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

                        (d) Liens on Equipment leased by Borrower or any Subsidiary pursuant to an operating or capital lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment (including Liens pursuant to leases permitted pursuant to Section 6.1 and Liens arising from UCC financing statements regarding leases permitted by this Agreement);

                        (e) Leases or subleases and license and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

                        (f) Liens on assets (including the proceeds thereof and accessions thereto) that existed at the time such assets were acquired by Borrower or any Subsidiary (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided such Liens are not granted in contemplation of or in connection with the acquisition of such asset by Borrower or a Subsidiary;

                        (g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under
Section 7.8;

                        (h) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

                        (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

                        (j) Liens which constitute rights of set-off of a customary nature or banker's Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangement entered in to with banks in the ordinary course of business;

                        (k) Earn-out and royalty obligations existing on the date hereof or entered into in connection with an acquisition permitted by Section 6.3;

                        (l) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a), (c), (d), (e), (f) and (k) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

                        (m) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums.

                        "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                        "Prime Rate" means the variable rate of interest, per annum, most recently announced by SVB as its "prime rate," or by BofH as its "base rate," as applicable to the Advances made hereunder by each Bank, whether or not such announced rate is the lowest rate available from such Bank.

                        "Prime Rate Advance" means an Advance bearing interest at a rate equal to the Prime Rate and made pursuant to Section 2.1.

                        "Quick Assets" means, at any date as of which the amount thereof shall be determined, the unrestricted cash and cash-equivalents; net, billed accounts receivable; and investments with maturities not to exceed twelve (12) months of Borrower determined in accordance with GAAP.

                        "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Advances.

                        "Responsible Officer" means each of the Chief Executive Officer, the Chief Financial Officer and the Corporate
Controller of Borrower.

                        "Revolving Facility" means the facility under which Borrower may request Bank to issue cash advances, as specified in
Section 2.1 hereof.

                        "Schedule" means the schedule of exceptions, if any, attached hereto.

                        "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

                        "Subsidiary" means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate.

                        "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (ii) Total Liabilities.

                        "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

                1.2     Accounting Terms1.2     Accounting Terms.  All
accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

        2.      LOAN AND TERMS OF PAYMENT2.     LOAN AND TERMS OF PAYMENT

                2.1     Advances2.1     Advances.

                        (a) Advances. Subject to and upon the terms and conditions of this Agreement, each Bank agrees to make Advances to Borrower in an aggregate amount not to exceed such Bank's Percentage Share of the Committed Line minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus the outstanding amount of the Foreign Exchange Reserve minus any amounts owed from Borrower to Bank pursuant to Cash Management Services. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement.

                    (b) Requests for Advances. Whenever Borrower desires an Advance, Borrower will notify Servicing Agent by facsimile transmission or telephone no later than 3:00 p.m. California time on the Business Day that a Prime Rate Advance is to be made and 3:00 p.m. California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is to be made. Servicing Agent shall promptly deliver such notice to the Banks. Each Bank may make Advances under this Agreement, based upon instructions received by Servicing Agent from a Responsible Officer, or without instructions if in Servicing Agent's discretion such Advances are necessary to meet Obligations under this Agreement which have become due and remain unpaid. Each Bank shall be entitled to rely on any notice by telephone or otherwise given by a person who Servicing Agent reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold such Bank harmless for any damages or loss suffered by such Bank as a result of such reliance. Such Bank will wire or credit, as appropriate, the amount of Advances in United States Dollars made under this Section 2.1 to Borrower's deposit account held by Servicing Agent.

        Each such notice shall specify:

                                (i)     the date such Advance is to be
made, which  shall be a Business Day;

                                (ii)    the amount of such Advance;

                                (iii)   whether such Advance is to be a
Prime Rate  Advance or a LIBOR Rate Advance;

                                (iv)    if the Advance is to be a LIBOR
Rate Advance,  the Interest Period for such Advance.

Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in the form of an Advance Request Form in the form of Exhibit A for a Prime Rate Advance, and an Advance Request Form in the form of Exhibit B-1 for a LIBOR Rate Advance, in each case executed by Borrower.

                        (c) Prime Rate Advances. Each Prime Rate Advance shall be in an amount not less than Twenty Five Thousand Dollars
($25,000).  The outstanding principal balance of each Prime Rate
Receivables Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a rate per annum equal to the Prime Rate. Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance on the Maturity Date.

                        (d) LIBOR Rate Advances. Each LIBOR Rate Advance shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000). The outstanding principal balance of each LIBOR Rate
Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus 150 basis points for such LIBOR Rate
Advance.  The entire outstanding principal amount of each LIBOR Rate
Advance shall be due and payable on the last day of the LIBOR Rate
Interest Period for such LIBOR Rate Advance.  Not more than ten (10)
LIBOR Rate Advances shall be outstanding at any time.

                        (e) Prepayment of the Advances. Borrower may at any time prepay any Prime Rate Advance or any LIBOR Rate Advance, in full or in part. Each partial prepayment for a LIBOR Rate Advance shall be in an amount not less than Two Hundred Fifty Thousand Dollars
($250,000).   Each prepayment shall be made upon the irrevocable written or telephone notice of Borrower received by Servicing Agent not later than 10:00 a.m. California time on the date of the prepayment of a Prime Rate Advance, and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the Advance or Advances to be prepaid. Each prepayment of a LIBOR Rate
Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.8.

                        (f) Maturity. The Revolving Facility shall terminate on the Maturity Date, at which time all Advances under this
Section 2.1 and other amounts due under this Agreement shall be immediately due and payable.

                        2.1.1   Letters of Credit.

                                (a)     At Borrower's written request, Issuing
Bank shall issue Letters of Credit for Borrower's account. Each Bank severally agrees to participate in Letters of Credit, in accordance with such Bank's Percentage Share.

                                (b)     Issuing Bank shall issue the Letter of
Credit upon receipt of a Borrower's written request and Issuing Bank's standard form of application, stating (a) the date such Borrower wishes to receive the Letter of Credit (which shall be a Business Day); (b) the requested amount of such Letter of Credit; (c) the aggregate amount of all Advances and Letters of Credit then outstanding; (d) if appropriate, the conditions requested by Borrower under which the Letter of Credit may be drawn upon; and (e) any other information Issuing Bank might need to issue the Letter of Credit. Issuing Bank shall promptly notify the other Bank upon receipt of a request for a Letter of Credit.

                                (c)     The maximum aggregate obligation at
any one time for undrawn and drawn but unreimbursed Letters of Credit shall not exceed the Committed Line minus the outstanding amount of the
Foreign Exchange Reserve minus any amounts owed from Borrower to Bank pursuant to Cash Management Services, provided that the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed Two Million Dollars ($2,000,000). Each Letter of Credit shall be issued pursuant to the terms and conditions of this Agreement and of the Issuing Bank's standard form of application and security agreement for letters of credit.  Each Letter of Credit shall (a) expire no later than the
Maturity Date, and (b) be otherwise in form and substance satisfactory to Issuing Bank, provided that a Letter of Credit may expire after the Maturity Date for so long as Borrower's reimbursement obligation in connection therewith is secured by cash on terms acceptable to Banks.
Upon issuing a Letter of Credit, the Issuing Bank shall immediately notify the other Bank of such issuance and shall, on a continuing basis, keep the other Bank informed of the drawn and undrawn but unreimbursed amount of each Letter of Credit for so long as such Letter of Credit is outstanding. With respect to standby Letters of Credit, Borrower shall pay to Issuing Bank a nonrefundable issuance fee of at least one and one-half percent (1 1/2%) of the face amount of the Letter of Credit at the time Borrower requests the Letter of Credit. The Issuing Bank shall retain a fee equal to one-eighth of one percent (0.125%) of the face amount of the Letter of Credit, and shall share the balance of such issuance fee equally with the other Bank. With respect to commercial Letters of Credit, Borrower shall pay to Issuing Bank a nonrefundable issuance fee equal to one-eighth of one percent (0.125%) of the face amount of the Letter of Credit at the time Borrower requests the Letter of Credit and a negotiation fee equal to one-eighth of one percent (0.125%) of the face amount of the Letter of Credit at the time a draw is made on the Letter of Credit. The Issuing Bank shall retain an issuance fee of One Hundred Dollars ($100) and a negotiation fee of One Hundred Dollar ($100), and shall share the balance of such issuing fee and negotiation fee equally with the other Bank. On the day on which Issuing Bank honors any drawing made by the beneficiary of a Letter of Credit, Borrower shall pay to Issuing Bank the full amount of the drawing so honored, or at Borrower's option, shall treat the amount of such drawing as an Advance under Section 2.1. The obligation to reimburse Issuing Bank for the amount of such drawing is absolute, unconditional, and irrevocable.


                                (d)     Borrower may request that Issuing Bank
issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Issuing Bank shall treat such demand as an Advance to Borrower of the Equivalent Amount thereof. Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Banks shall create a reserve under the Committed Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to twenty percent (20%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Banks from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

                        2.1.2 Foreign Exchange Contract; Foreign Exchange Settlements.

                                (a)     Subject to the terms of this
Agreement, Borrower may enter into foreign exchange contracts, in currencies acceptable to the Banks, (the "Exchange Contracts") not to exceed an aggregate amount of Two Million Dollars ($2,000,000) (the "Contract Limit"), pursuant to which a Bank shall sell to or purchase from Borrower foreign currency on a spot or future basis. Borrower shall not request any Exchange Contracts at any time it is out of compliance with any of the provisions of this Agreement. All Exchange Contracts must provide for delivery of settlement on or before the Maturity Date. The amount available under the Committed Line at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on any given day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days after the Determination Date, ten percent (10%) of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, one hundred percent (100%) of the gross amount of the Exchange Contracts.


                                (b)     Either Bank may, in its discretion,
terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is no sufficient availability under the Committed Line and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If a Bank terminates the Exchange Contracts, and without limitation of any applicable indemnities, Borrower agrees to reimburse Bank for any and all fees, costs and expenses relating thereto or arising in connection therewith.

                                (c)     Borrower shall not permit the total
gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than Two Million Dollars ($2,000,000) (the "Settlement Limit"), nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed the Contract Limit. Notwithstanding the above, however, the amount which may be settled in any two (2) business day period may be increased above the Settlement Limit up to, but in no event to exceed, the amount of the Contract Limit under either of the following circumstances:

                                        (i)     if there is sufficient
availability under the Committed Line in the amount of the Foreign Exchange Reserve as of each Determination Date, provided that Bank in advance shall reserve the full amount of the Foreign Exchange Reserve against the Committed Line; or

                                        (ii)    if there is insufficient
availability under the Committed Line, as to settlements within any two
(2) business day period, provided that a Bank, in its sole discretion, may: (A) verify good funds overseas prior to crediting Borrower's deposit account with such Bank (in the case of Borrower's sale of foreign currency); or (B) debit Borrower's deposit account with such Bank prior to delivering foreign currency overseas (in the case of Borrower's purchase of foreign currency).

                                (d)     In the case of Borrower's purchase of
foreign currency, Borrower in advance shall instruct a Bank upon settlement either to treat the settlement amount as an advance under the Committed Line, or to debit Borrower's account for the amount settled.

                                (e)     Borrower shall execute all standard
form applications and agreements of Banks in connection with the Exchange Contracts and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Banks in connection with the Exchange Contracts.

                                (f)     Without limiting any of the other
terms of this Agreement or any such standard form applications and agreements of Banks, Borrower agrees to indemnify Banks and hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limitation, attorneys' fees of counsel of Banks' choice), of every nature and description which it may sustain or incur, based upon, arising out of, or in any way relating to any of the Exchange Contracts or any transactions relating thereto or contemplated thereby.

                        2.1.3 PC-ACH Sublimit. Subject to the terms and conditions of this Agreement, Borrower may utilize, subject to availability under the Committed Line, up to an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) for PC-ACH services as defined in that certain Cash Management Services Agreement provided to Borrower in connection herewith (a "Cash Management Service", or the "Cash Management Services"). Any amounts actually paid by Bank in respect of a Cash Management Service or Cash Management Services shall, when paid, constitute an Advance under this Agreement.

                2.2 Overadvances2.2 Overadvances. If, at any time or for any reason, the sum of (i) Advances owed by Borrower to Banks pursuant to Section 2.1(a) of this Agreement plus (ii) the face amount of Letters of Credit issued under Section 2.1.1 (including undrawn and drawn but unreimbursed Letters of Credit) plus (iii) the reserve, if any, taken under Section 2.1.1(d) plus (iv) the Foreign Exchange Reserve plus (v) any Advances owed by Borrower to Banks pursuant to
Section 2.1.3 is greater than the Committed Line, Borrower shall immediately pay to Servicing Agent, in cash, the amount of such excess, for payment to the Banks according to their respective Percentage
Shares.

                2.3 Interest Rates, Payments, and Calculations2.3 Interest Rates, Payments, and Calculations.

                        (a)     Interest Rate.  Except as set forth in
Section 2.3(b), any Advances of each Bank shall bear interest, on the average Daily Balance, at the rates specified in Sections 2.1(c), and 2.1(d), respectively.

                        (b) Default Rate. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                        (c) Payments. Accrued interest shall be due and payable in arrears upon the earlier of (i) with respect to any LIBOR Advance, the end of the Interest Period or (ii) any payment of principal or
(iii) on the twenty-ninth (29th) day of each calendar month (except for the month of February for which the date shall be the twenty-eighth (28th)
day). Servicing Agent shall, at the option of Servicing Agent, charge such interest, all Bank Expenses, and all Periodic Payments against Borrower's deposit account held at SVB or against the Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                        (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                2.4     Crediting Payments2.4   Crediting Payments.  Prior
to the occurrence of an Event of Default, each Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuation of an Event of Default, the receipt by a Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by a Bank after noon California time shall be deemed to have been received by such Bank as of the opening of business on the immediately following Business Day. Whenever any payment to a Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                2.5 Fees2.5 Fees. Borrower shall pay to Banks the following:

                        (a) Facility Fee. A facility fee equal to Twenty-Seven Thousand Five Hundred Dollars ($27,500) which fee shall be due and payable on the Closing Date and shall be fully earned and non-refundable as of such date;

                        (b) Financial Examination and Appraisal Fees. Each Bank's customary fees and out-of-pocket expenses for such Bank's financial analysis and examination of Borrower performed from time to time by such Bank or its agents; and

                        (c) Bank Expenses. Upon the date hereof, all Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses, and, within thirty (30) days of demand, other Bank
Expenses as they become due from time to time hereunder.

                2.6     Additional Costs2.6     Additional Costs.  In case any
law, regulation, treaty or official directive or the written interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                        (a) subjects any Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of such Bank imposed by the United States of America or any political subdivision thereof);

                        (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Bank; or

                        (c) imposes upon any Bank any other material condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank or impose any expense upon such Bank with respect to any loans, such Bank shall notify Borrower thereof in writing. Borrower shall pay to such Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Bank of a statement of the amount and setting forth such Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error; provided, however, that Borrower shall not be liable for any such amount attributable to any period prior to 180 days prior to the date of such certificate.

                2.7     Conversion/Continuation of Advances2.7
        Conversion/Continuation of Advances.

                        (a) Borrower may from time to time submit in writing a request that Prime Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional Interest Period. Such request shall specify the amount of the Prime
Rate Advances that will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR
Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of a LIBOR Rate Conversion/Continuation
Certificate as set forth on Exhibit B-2, which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Servicing Agent's receipt of such a request from Borrower, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be provided that:

                                        (i)     no Event of Default or
event which with notice or passage of time or both would constitute an Event of Default exists;

                                        (ii)    no party hereto shall have
sent any  notice of termination of the Agreement;

                                        (iii)   Borrower shall have
complied with such customary procedures as Banks have established from time to time for Borrower's requests for LIBOR Rate Advances;

                                        (iv)    the amount of a Prime Rate
Advance shall be Twenty-Five Thousand Dollars ($25,000) or more, and the amount of a LIBOR Rate Advance shall be Five Hundred Thousand Dollars ($500,000) or such greater amount which is an integral multiple of Fifty Thousand Dollars ($50,000); and

                                        (v)     Servicing Agent shall have
determined that the Interest Period or LIBOR Rate is available to Banks as of the date of the request for such LIBOR Rate Advance.

        Any request by Borrower to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Banks shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Banks had purchased such deposits to fund the LIBOR Rate Advances.

                        (b) Any LIBOR Rate Advances shall automatically convert to Prime Rate Advances upon the last day of the applicable
Interest Period, unless Banks have received and approved a complete and proper request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Advances shall, at Banks' option, convert to Prime Rate Advances in the event that an Event of Default shall exist. Borrower shall pay to Banks, upon demand by Banks (or Servicing Agent may, at its option, charge Borrower's deposit account) any amounts required to compensate Banks for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances pursuant to any of the foregoing.

                2.8     Additional Requirements/Provisions Regarding LIBOR
Rate Advances.2.8       Additional Requirements/Provisions Regarding LIBOR
Rate Advances.

                        (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Banks receive all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such LIBOR Rate Advance Borrower shall on demand by Servicing Agent, pay Servicing Agent the amount (if any) by which
(i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Banks by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Servicing Agent in its reasonable discretion. Servicing Agent's determination as to such amount shall be conclusive absent manifest error.

                        (b) Borrower shall pay to a Bank, upon demand by a Bank, from time to time such amounts as such Bank may reasonably determine to be necessary to compensate it for any costs incurred by such Bank that such Bank determines are attributable to its making or maintaining of any amount receivable by such Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

                                (i)     changes the basis of taxation of any
amounts payable to such Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office); or

                                (ii)    imposes or modifies any reserve,
special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Bank (including any Advances or any deposits referred to in the definition of "LIBOR Base Rate"); or

                                (iii)   imposes any other material condition
affecting this Agreement (or any of such extensions of credit or liabilities).

Such Bank will notify Borrower of any event occurring after the date of the Agreement which will entitle such Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Such Bank will furnish Borrower with a statement setting forth the basis and amount of each request by such Bank for compensation under this Section 2.8. Determinations and allocations by a Bank for purposes of this
Section 2.8 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

                        (c) Borrower shall pay to a Bank, upon the request of such Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any reasonable loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

                        (d) If a Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy
(whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate such Bank for such reduction. A statement of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

                        (e) If at any time a Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods or any other period are not available to such Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then such Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice such Bank's obligation to make the LIBOR Rate Advances shall terminate, unless Banks and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances. If it shall become unlawful for a Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by such Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.8(a)).

                2.9 Term2.9 Term. This Agreement shall become effective upon the date hereof and shall continue in full force and effect for a term ending on the Maturity Date. Notwithstanding the foregoing, Banks shall have the right to terminate any obligation to make Advances under this Agreement immediately and without notice upon the earlier of (i) the occurrence and during the continuance of an Event of Default or (ii) the Maturity Date. On the date of termination, all Obligations shall become immediately due and payable in cash or by wire transfer.

        3.      CONDITIONS OF LOANS3.   CONDITIONS OF LOANS

                3.1 Conditions Precedent to Initial Advance3.1 Conditions Precedent to Initial Advance. The obligation of either
Bank to make the initial Advance is subject to the condition precedent that such Bank shall have received, in form and substance satisfactory to such Bank, the following:

                        (a)     this Agreement;

                        (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                        (c) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof, provided reasonably detailed invoices are received; and

                        (d) such other documents, and completion of such other matters, as Banks may reasonably deem necessary or appropriate.

                3.2 Conditions Precedent to all Advances3.2 Conditions Precedent to all Advances. The obligation of any Bank to make each Advance, including the initial Advance, is further subject to the following conditions:

                        (a) timely receipt by Servicing Agent of the Loan Payment/Advance Request Form or LIBOR Rate Advance Request Form, as applicable, as provided in Section 2.1; and

                        (b)     the representations and warranties contained in
Section 4 shall be true and correct in all material respects on and as of the date of such Loan Payment/Advance Request Form or LIBOR Rate
Advance Request Form, as applicable, and on the effective date of each Advance as though made at and as of each such date (except to the extent they relate specifically to an earlier date, in which case such representations and warranties shall continue to have been true and accurate as of such date), and no Event of Default shall have occurred and be continuing, or would result from such Advance.

        The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance or Inventory
Advance as to the accuracy of the facts referred to in this
Section 3.2(b).

        4.      REPRESENTATIONS AND WARRANTIES4.        REPRESENTATIONS AND
WARRANTIES

                Borrower represents and warrants as follows:

                4.1     Due Organization and Qualification4.1   Due
Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

                4.2     Due Authorization; No Conflict4.2       Due
Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

                4.3     No Prior Encumbrances4.3        No Prior Encumbrances.
Borrower has good and indefeasible title to its property, free and clear of Liens, except for Permitted Liens.

                4.4     Name; Location of Chief Executive Office4.4     Name;
Location of Chief Executive Office. Borrower has not done business under any name other than that specified on the signature page hereof.
The chief executive office of Borrower is located at the address indicated in Section 9 hereof.

                4.5     Litigation4.5   Litigation.  There are no actions or
proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

                4.6 No Material Adverse Change in Financial Statements4.6 No Material Adverse Change in Financial Statements. All
consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

                4.7     Solvency4.7     Solvency.  The fair saleable value of
Borrower's assets (including good will minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

                4.8     Regulatory Compliance4.8        Regulatory Compliance.
Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.
Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal
Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

                4.9     Environmental Condition4.9      Environmental
Condition.   None of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.


                4.10    Taxes4.10       Taxes.  Borrower and each
Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

                4.11    Subsidiaries4.11        Subsidiaries.  Borrower
does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

                4.12 Government Consents4.12 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of their respective businesses as currently conducted.

                4.13    Full Disclosure4.13     Full Disclosure.  No
representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized by Bank, except as provided in Section 4.12, that the projections and forecasts provided by Borrower are not viewed as facts and that the actual results during the period or periods covered by any such projections or forecasts may differ from the projected or forecasted results).

        5.      AFFIRMATIVE COVENANTS5. AFFIRMATIVE COVENANTS

                Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as a Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

                5.1     Good Standing5.1        Good Standing.  Borrower shall
maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

                5.2     Government Compliance5.2        Government Compliance.
Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

                5.3 Financial Statements, Reports, Certificates5.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Banks: (a) within five (5) days upon becoming available or, if earlier, to the extent applicable, forty-five (45) days after the end of each fiscal quarter, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (b) as soon as available, but in any event within one hundred and twenty (120) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; and
(d) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

        Borrower shall deliver to Banks with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

                5.4     Inventory; Returns5.4   Inventory; Returns.  Borrower
shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Servicing Agent of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Million Dollars ($2,000,000).

                5.5     Taxes5.5        Taxes.  Borrower shall make, and shall
cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Banks, on demand, appropriate certificates attesting to the payment or deposit thereof;
and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Banks with proof satisfactory to Banks indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

                5.6     Insurance5.6    Insurance.  Borrower, at its
expense, shall keep its business insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of its assets in amounts and of a type that are customary to businesses similar to Borrower's.

                5.7 Principal Depository5.7 Principal Depository. Borrower shall maintain its principal depository and operating accounts with SVB.

                5.8 Quick Ratio5.8 Quick Ratio. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities of at least 2.00 to 1.00.

                5.9     Debt-Tangible Net Worth Ratio5.9
Debt-Tangible Net Worth Ratio. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 1.00 to 1.00.

                5.10 Tangible Net Worth5.10 Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible
Net Worth of not less than Seventy Million Dollars ($70,000,000), minus up to an aggregate amount of Fifteen Million Dollars (15,000,000) provided such amount is used to repurchase Borrower's capital stock in accordance with Section 6.6.

                5.11 Out-of-Debt5.11 Out-of-Debt. Borrower shall, between the time of the date of the initial Advance hereunder and the Maturity Date, have repaid all outstanding Obligations hereunder for a period of thirty (30) consecutive days.

                5.12 Further Assurances5.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

        6.      NEGATIVE COVENANTS6.    NEGATIVE COVENANTS

                Borrower covenants and agrees that, without the prior written consent of Banks, which may be withheld in Banks' sole discretion, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as a Bank may have any commitment to make any Advances, Borrower will not do any of the following:

                6.1 Dispositions6.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; (iii) Transfers of worn-out or obsolete Equipment, or Equipment financed by other vendors; (iv) Transfers which constitute liquidation of Investments permitted under Section 6.7; and (v) other Transfers not otherwise permitted by this Section 6.1 not exceeding One Million Dollars ($1,000,000) in the aggregate in any fiscal year.

                6.2     Change in Business6.2   Change in Business.  Engage in
any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership other than the sale of additional Common Stock of the Company. Borrower will not, without thirty (30) days prior written notification to Banks, relocate its chief executive office.

                6.3     Mergers or Acquisitions6.3      Mergers or
Acquisitions.   Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person where the aggregate consideration paid in any fiscal year with respect to such mergers, consolidations and acquisitions exceeds One Million Dollars ($1,000,000); provided that this Section 6.3 shall not apply to (i) the purchase of inventory, equipment or intellectual property rights in any transaction valued at less than One Hundred Thousand Dollars ($100,000) in the ordinary course of business or (ii) transactions among Subsidiaries or among Borrower and its Subsidiaries in which Borrower is the surviving entity.

                6.4 Indebtedness6.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

                6.5 Encumbrances6.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts receivable, or permit any of its Subsidiaries so to do, except for Permitted Liens.

                6.6     Distributions6.6        Distributions.  Pay any
dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock; provided, that
(i) Borrower may declare and make any dividend payment or other distribution payable in its equity securities, (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor, and (iii) Borrower may repurchase stock in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) for so long as an Event of Default has not occurred and will not exist after giving effect to such repurchase.

                6.7 Investments6.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

                6.8 Transactions with Affiliates6.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person except for transactions with a Subsidiary that are upon fair and reasonable terms and transactions constituting Permitted Investments.

                6.9     Subordinated Debt6.9    Subordinated Debt.  Make any
payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Banks' prior written consent.

                6.10 Compliance6.10 Compliance. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

        7.      EVENTS OF DEFAULT7.     EVENTS OF DEFAULT

                Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

                7.1     Payment Default7.1      Payment Default.  If Borrower
fails to pay the principal of, or any interest on, any Advances when due and payable; or fails to pay any portion of any other Obligations not constituting such principal or interest, including without limitation
Bank Expenses, within thirty (30) days of receipt by Borrower of an invoice for such other Obligations;

                7.2     Covenant Default7.2     Covenant Default.  If Borrower
fails to perform any obligation under Sections 5.7, 5.8, 5.9, 5.10 or
5.11 or violates any of the covenants contained in Article 6 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and a Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

                7.3     Material Adverse Change7.3      Material Adverse
Change.   If there occurs a material adverse change in Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations;

                7.4     Attachment7.4   Attachment.  If any material portion
of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period);

                7.5     Insolvency7.5   Insolvency.  If Borrower becomes
insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

                7.6     Other Agreements7.6     Other Agreements.  If there is
a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that could have a Material Adverse Effect;

                7.7     Subordinated Debt7.7    Subordinated Debt.  If
Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

                7.8     Judgments7.8    Judgments.  If a judgment or
judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

                7.9     Misrepresentations7.9   Misrepresentations.  If any
material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

        8.      BANK'S RIGHTS AND REMEDIES8.    BANK'S RIGHTS AND REMEDIES

                8.1 Rights and Remedies8.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by
Borrower:

                        (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 7.5 all Obligations shall become immediately due and payable without any action by Bank);

                        (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank; and

                        (c) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

                        (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                        (e) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank.

                8.2     Bank Expenses8.2        Bank Expenses.  If Borrower
fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then a Bank may do any or all of the following: (a) make a payment of the same or any parts thereof; (b) set up such reserves under the Revolving Facility as Banks deem necessary to protect Banks from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by a Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided. Any payments made by a Bank shall not constitute an agreement by a Bank to make similar payments in the future or a waiver by a Bank of any Event of Default under this Agreement.


                8.3 Remedies Cumulative8.3 Remedies Cumulative. Banks' rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. A Bank shall have all other rights and remedies not inconsistent herewith as provided under applicable law. No exercise by a Bank of one right or remedy shall be deemed an election, and no waiver by a Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by a Bank shall constitute a waiver, election, or acquiescence by it. No waiver by a Bank shall be effective unless made in a written document signed on behalf of a Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                8.4     Demand; Protest8.4      Demand; Protest.  Subject to
any requirement under other sections of this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by a Bank on which Borrower may in any way be liable.

        9.      NOTICES9.       NOTICES

                Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to a Bank, as the case may be, at its addresses set forth below:

        If to Borrower:         Centigram Communications Corporation
                                91 East Tasman Drive
                                San Jose, CA  95134
                                Attn:  Mr. Tom Brunton
                                FAX:  (408) 428-3732

        If to Servicing Agent   Silicon Valley Bank
        or SVB:         3003 Tasman Drive
                                Santa Clara, CA  95054
                                Attn:  Mr. Jeffrey Huhn
                                FAX:  (408) 748-9478

        If to BofH:             Bank of Hawaii
                                1850 North Central Avenue, Suite 400
                                Phoenix, AZ 85004
                                Attn:  Mr. Kenneth Loveless
                                FAX:  (602) 257-2235

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

        10.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER10.   CHOICE OF
LAW AND VENUE; JURY TRIAL WAIVER

                This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

        11.     INTERCREDITOR PROVISIONS11.     INTERCREDITOR PROVISIONS

                11.1    Proportionate Interests11.1     Proportionate
Interests.   Except as otherwise provided in this Agreement, the rights, interests, and obligations of each Bank under this Agreement and the Loan Documents at any time shall be shared in the ratio of (a) the maximum amount the Bank has committed to advance as set forth on the signature page signed by the Bank to (b) the Committed Line. Any reference in this Agreement or the Loan Documents to an allocation between or sharing by the Banks of any right, interest, or duty "ratably," "proportionally," "pro rata," or in similar terms shall refer to this ratio. No Bank is obligated to advance any funds in lieu of or for the account of the other Bank if the latter Bank fails to make such Advance.

                11.2    Designation of Service Agent11.2        Designation of
Service Agent. To facilitate the administration of this Agreement, SVB shall act as "Servicing Agent" for itself and BofH. Servicing Agent shall have only such duties as are expressly set forth in this Agreement, or as otherwise agreed in writing by the Banks. Servicing
Agent shall be deemed to act on behalf of both Banks whenever Servicing
Agent acts under this Agreement.

                11.3 No Agency11.3 No Agency. EXCEPT AS SPECIFIED HEREIN, NEITHER BANK IS AN AGENT OF THE OTHER. NEITHER BANK HAS ANY AUTHORITY TO ACT OR FAIL TO ACT FOR THE OTHER. THE OBLIGATIONS OF EACH BANK HEREUNDER ARE SEVERAL. NO BANK SHALL BE LIABLE FOR THE FAILURE OF ANY OTHER BANK TO PERFORM ITS OBLIGATIONS HEREUNDER.

                11.4    No Reliance11.4 No Reliance.  The provisions of this
Article 11 are solely for the benefit of Banks in specifying their rights and obligations with respect to each other, and not for the benefit of any Borrower or its assigns or successors.

        12.     GENERAL PROVISIONS12.   GENERAL PROVISIONS

                12.1    Successors and Assigns12.1      Successors and Assigns.
 This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Banks' prior written consent, which consent may be granted or withheld in Bank's sole discretion. Banks shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Banks' obligations, rights and benefits hereunder.

                12.2    Indemnification12.2     Indemnification.  Borrower
shall defend, indemnify and hold harmless each Bank and its officers, employees, and agents against (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement, and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by a Bank as a result of, or in any way arising out of, following, or consequential to, transactions between such Bank and Borrower, whether under this Agreement or otherwise, (including without limitation reasonable attorneys fees and expenses), except for losses caused by such Bank's gross negligence or willful misconduct.

                12.3    Time of Essence12.3     Time of Essence.  Time is of
the essence for the performance of all obligations set forth in this Agreement.

                12.4 Severability of Provisions12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                12.5 Amendments in Writing, Integration12.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

                12.6 Effect of Amendment and Restatement12.6 Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Loan
Documents.

                12.7    Counterparts12.7        Counterparts.  This
Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                12.8    Survival12.8    Survival.  All covenants,
representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (excluding Obligations under Section 2.6 and 12.2 to the extent they remain inchoate at the time the outstanding payment Obligations are paid in full) remain outstanding. The obligations of Borrower to indemnify a Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against such Bank have run.

                12.9    Confidentiality12.9     Confidentiality.  In handling
any confidential information each Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Advances, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may deem appropriate in the exercise of its remedies under this Agreement. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information. Notwithstanding any provision of this Agreement to the contrary, neither Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination, copying or making extracts of, or discussions of: any document, information or other matter (i) prior to the occurrence of an Event of Default that constitutes non-financial trade secrets or non-financial proprietary information (provided that the terms of agreements that generate Accounts shall not be deemed to be "non-financial trade secrets or non-financial proprietary information"), or (ii) in respect to which disclosure to Bank (or designated representative) is then prohibited by (a) law, or (b) an agreement binding upon Borrower or any Subsidiary that was not entered into by Borrower or such Subsidiary for the primary purpose of concealing information from Bank.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                CENTIGRAM COMMUNICATIONS  CORPORATION



                                                        By:


                                                        Title:




                                                        SILICON VALLEY BANK


                                                        By:


                                                        Title:


                               Maximum Commitment Amount:   $10,000,000


                                                        BANK OF HAWAII


                                                        By:


                                                        Title:


                               Maximum Commitment Amount:   $10,000,000


        EXHIBIT A

        LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

        DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M. PACIFIC TIME

TO:  CENTRAL CLIENT SERVICE DIVISION                    DATE:

FAX#:  (408) 496-2426                           TIME:


FROM:    Centigram Communications Corporation
                                                CLIENT NAME (BORROWER)
REQUESTED BY:
                                                AUTHORIZED SIGNER'S NAME
AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #                                        TO ACCOUNT #

REQUESTED TRANSACTION TYPE                      REQUEST DOLLAR AMOUNT

PRINCIPAL INCREASE (ADVANCE)            $
PRINCIPAL PAYMENT (ONLY)                        $
INTEREST PAYMENT (ONLY)                 $
PRINCIPAL AND INTEREST (PAYMENT)        $
OTHER INSTRUCTIONS:


All representations and warranties of Borrower stated in the Amended and Restated Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for an Advance confirmed by this Loan Payment/Advance Form; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.



        BANK USE ONLY
TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

                Authorized Requester                     Phone #


                Received By (Bank)                       Phone #


            Authorized Signature (Bank)



        EXHIBIT B-1

        LIBOR RATE ADVANCE REQUEST FORM

        The undersigned hereby certifies as follows:

        I,                             , am the duly elected and acting
                             of Centigram Communications Corporation
("Borrower").

        This certificate is delivered to Silicon Valley Bank, as Servicing Agent, pursuant to Section 2 of that certain Amended and Restated Loan Agreement by and between Borrower and Banks (the "Agreement"). The terms used in this LIBOR Rate Advance Request Form that are defined in the Agreement have the same meaning herein as ascribed to them therein.

        Borrower hereby requests a LIBOR Rate Advance as follows:

        (a)     The date on which the Advance is to be made is
                            , 19    .

        (b)     The amount of the Advance is to be
                             ($              ), in the form of a LIBOR
Rate Advance for an Interest Period of                months.

        All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

        IN WITNESS WHEREOF, this LIBOR Rate Advance Request Form is
executed by the undersigned as of this                day of
                            , 19    .

        CENTIGRAM COMMUNICATIONS
CORPORATION


        By:

        Title:
For Internal Bank Use Only

LIBOR Pricing
Date
LIBOR Rate
LIBOR Rate
Variance
Maturity Date


    %



        EXHIBIT B-2


        LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE

        The undersigned hereby certifies as follows:

        I,                             , am the duly elected and acting
                             of Centigram Communications Corporation
("Borrower").

        This certificate is delivered to Silicon Valley Bank, as Servicing Agent, pursuant to Section 2 of that certain Amended and Restated Loan Agreement by and between Borrower and Banks (the "Agreement"). The terms used in this LIBOR Rate Conversion/Continuation Certificate that are defined in the Agreement have the same meaning herein as ascribed to them therein.

        Borrower hereby requests on                             , 19     a
LIBOR Rate Advance (the "Advance") as follows:

        (a)             (i)     A rate conversion of an existing Prime Rate
Advance from a Prime Rate Advance to a LIBOR
Rate Advance; or
                        (ii) A continuation of an existing LIBOR Rate Advance as a LIBOR Rate Advance.

                                [Check (i) or (ii) above]

        (b)     The date on which the Advance is to be made is
                            , 19    .

        (c)     The amount of the Advance is to be
                             ($              ), for an Interest Period
of                month(s).

        All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

        IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation
Certificate is executed by the undersigned as of this                day
of                             , 19    .

        CENTIGRAM COMMUNICATIONS
CORPORATION


        By:

        Title:
For Internal Bank Use Only

LIBOR Pricing
Date
LIBOR Rate
LIBOR Rate
Variance
Maturity Date


    %



        EXHIBIT C
        COMPLIANCE CERTIFICATE

TO:             SILICON VALLEY BANK, BANK OF HAWAII

FROM:   CENTIGRAM COMMUNICATIONS CORPORATION

        The undersigned authorized officer of Centigram Communications Corporation hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan Agreement between Borrower and Banks (the "Agreement"), (i) Borrower is in complete compliance for
the period ending                with all required covenants except as
noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

        Please indicate compliance status by circling Yes/No under "Complies" column.

        Reporting Covenant      Required                Complies

 Quarterly financial statements  Quarterly within 45 days        Yes     No
        Annual (CPA Audited)    FYE within 120 days             Yes     No

        Financial Covenant      Required        Actual  Complies

        Maintain on a Quarterly Basis:
          Minimum Quick Ratio   2.00:1.00       _____:1.0       Yes     No
          Minimum Tangible Net Worth    $70,000,000*    $_______  Yes     No
          Maximum Debt/Tangible Net Worth  1.00:1.00  ____:1.0    Yes     No
                        30 consecutive days during
term
   Out of Debt      after first Advance     _________       Yes     No

* Minus up to aggregate of $15,000,000 utilized for stock repurchases.


        BANK USE ONLY

 Received by:
                AUTHORIZED SIGNER

 Date:

 Verified:
                AUTHORIZED SIGNER

 Date:

 Compliance Status:     Yes     No



Comments Regarding Exceptions:  See Attached.


Sincerely,


SIGNATURE


TITLE


DATE

        DISBURSEMENT REQUEST AND AUTHORIZATION

Borrower:       Centigram
Communications Corporation      Banks:
        Silicon Valley Bank
                        Bank
of Hawaii



LOAN TYPE. This is a variable rate, revolving line of credit of a principal amount up to $20,000,000.

PRIMARY PURPOSE OF LOAN. The primary purpose of this loan is for business.

SPECIFIC PURPOSE. The specific purpose of this loan is: Short Term Working Capital.

DISBURSEMENT INSTRUCTIONS. Borrower understands that no loan proceeds will be disbursed until all of Bank's conditions for making the loan have been satisfied. Please disburse the loan proceeds as follows:


        Revolving Line

        Amount paid to Borrower directly:               $
        Undisbursed Funds               $

        Principal                               $

CHARGES PAID IN CASH. Borrower has paid or will pay in cash as agreed the following charges:

        Charges Paid in Cash:
                $27,500 Loan Fee
                $TBD    Outside Counsel Fees and Expenses (Estimate)
                $TBD    UCC Search Fee
                $TBD    UCC Filing Fee

        Total Charges Paid in Cash              $

AUTOMATIC PAYMENTS.  Borrower hereby authorizes Bank automatically to
deduct from Borrower's account numbered                the amount of any
loan payment. If the funds in the account are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment.

FINANCIAL CONDITION. BY SIGNING THIS AUTHORIZATION, BORROWER REPRESENTS AND WARRANTS TO BANK THAT THE INFORMATION PROVIDED ABOVE IS TRUE AND CORRECT AND THAT THERE HAS BEEN NO ADVERSE CHANGE IN BORROWER'S FINANCIAL CONDITION AS DISCLOSED IN BORROWER'S MOST RECENT FINANCIAL STATEMENT TO BANK. THIS AUTHORIZATION IS DATED AS OF APRIL 30, 1997.

BORROWER:

CENTIGRAM COMMUNICATIONS CORPORATION



Authorized Officer



        CORPORATE RESOLUTIONS TO BORROW




Borrower:       CENTIGRAM COMMUNICATIONS CORPORATION



        I, the undersigned Secretary or Assistant Secretary of Centigram Communications Corporation (the "Corporation"), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

        I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation and Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

        I FURTHER CERTIFY that at a meeting of the Directors of the Corporation duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

        BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES                POSITIONS                               ACTUAL
SIGNATURES



acting for an on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

        Borrow Money. To borrow from time to time from Silicon Valley Bank and Bank of Hawaii ("Banks"), on such terms as may be agreed upon between the officers, employees, or agents and Banks, such sum or sums of money as in their judgment should be borrowed, without limitation, including such sums as are specified in that certain Amended and Restated Loan Agreement dated as of April 30, 1997 (the "Loan Agreement").

        Execute Notes.  To execute and deliver to Banks the Loan
Agreement and extensions, modifications, refinancings, consolidations, or substitutions for the Loan Agreement.

        Negotiate Items. To draw, endorse, and discount with Banks all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Banks, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

        Letters of Credit; Foreign Exchange. To execute letters of credit applications, foreign exchange agreements and other related documents pertaining to Banks' issuance of letters of credit and foreign exchange contracts.

        Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

        BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Banks may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Banks. Any such notice shall not affect any of the Corporation's agreements or commitments in effect at the time notice is given.

        I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

        IN WITNESS WHEREOF, I have hereunto set my hand on April 30, 1997 and attest that the signatures set opposite the names listed above are their genuine signatures.


        CERTIFIED TO AND
ATTESTED BY:


        X



Attachment 1 - Certificate of Incorporation
Attachment 2 - ByLaws